Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 866.974.7329

October 19, 2023

Urgent.ly Inc.

8609 Westwood Center Drive, Suite 810

Vienna, VA 22182

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by Urgent.ly Inc. (the “Company”) with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the registration under the Securities Act of 163,708 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”). The Shares are to be issued in accordance with the Agreement and Plan of Merger, dated as of February 9, 2023 (the “Merger Agreement”), by and among the Company, O.U. Odyssey Merger Sub Ltd., a company incorporated under the laws of the State of Israel, and a direct, wholly owned subsidiary of the Company (“Merger Sub ”), and Otonomo Technologies Ltd. (“Otonomo”), pursuant to which Merger Sub will merge with and into Otonomo (with Otonomo surviving the merger as a direct wholly owned subsidiary of the Company). The Registration Statement incorporates by reference the Registration Statement on Form S-4 (Registration No. 333-271937), as amended (the “Prior Registration Statement”), which was declared effective on September 8, 2023, including the prospectus which forms part of the Registration Statement.

Pursuant to the Merger Agreement, each ordinary share, no par value, of Otonomo (“Otonomo Shares”) that is issued and outstanding (other than certain excluded shares) immediately prior to the Effective Time (as defined in the Merger Agreement) will be deemed transferred to the Company in consideration for the right to receive a number of shares of Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement).

We are acting as counsel for the Company in connection with the registration of the Shares. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have assumed that the certificates representing the Securities will be properly authenticated by the signature of an authorized officer of the Company’s transfer agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

AUSTIN BEIJING BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

Urgent.ly Inc.

October 19, 2023

We express no opinion herein as to the laws of any state or jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws).

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the prospectus contained therein, any prospectus supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.